Exhibit 4.8

English Language Summary

Authorization Agreement for Personal Mobile Service– Termo de Autorização do Serviço Móvel Pessoal No. 06/2010/PVCP/SPV-ANATEL

Parties:	Telefônica Brasil S.A., as authorizee, and Agência Nacional de Telecomunicações (ANATEL), as grantor.

Date:	Februay 7, 2012.

Term:	Indefinite

Purpose:
Authorization to provide Personal Mobile Service in accordance with regulations set forth by ANATEL.  This Authorization Agreement consolidates the following prior authorization agreements:  No. 013/2002/PVCP/SPV-ANATEL, dated 12/10/2002;  No. 014/2002/PVCP/SPV-ANATEL, dated 12/10/2002; No. 015/2002/PVCP/SPV-ANATEL, dated 12/10/2002; No. 016/2002/ PVCP/SPVANATEL, dated 12/10/2002; No. 012/2003/PVCP/SPV-ANATEL, dated 2/3/2003; No. 018/2007/PVCP/SPVANATEL, dated 12/7/2007;  and No. 046/2011/PVCP/ SPV-ANATEL, dated 10/17/2011.

Area:
Region II of the General Plan of Personal Mobile Service Authorization, which includes the states of Rio de Janeiro, Espírito Santo, Minas Gerais, Amazonas, Roraima, Amapá, Pará, Maranhão, Bahia, Sergipe , Piauí, Ceará, Rio Grande do Norte, Paraíba, Pernambuco and Alagoas.

Amount:	The amount owed under the grant is R$9,000.00, which was paid at the time of execution of the Authorization Agreement.

Penalty:
Breach of the Authorization Agreement and applicable regulations to Multimedia Communication Services may result in administrative proceedings by ANATEL, the application of warning sanctions, fines, temporary suspension or revocation of licenses.